EXHIBIT 99.1

Royal Gold Reports First Quarter 2020 Results

DENVER, COLORADO.  NOVEMBER 6, 2019:  ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) reports net income of $70.5 million, or $1.07 per share, on revenue of $118.8 million in its fiscal first quarter ended September 30, 2019 (“first quarter”).  First quarter net income included discrete income tax benefits of $32.3 million, or $0.49 per share, primarily related to Swiss tax reform, and a loss on changes in fair value of equity securities of $1.4 million, or $0.02 per share net of tax.  Net income excluding these items was $39.3 million, or $0.60 per share, net of tax.

First Quarter Key Metrics Compared to Prior Year Quarter:

•	Revenue of $118.8 million, an increase of 18.8%
•	Operating cash flow of $71.2 million, an increase of 59.6%
•	Volume of 80,700 GEOs[1], a decrease of 2.1%
•	Dividends paid of $17.4 million, an increase of 6.1%
•	Repaid $50.0 million on revolving credit facility
•	Average price of $1,472 per gold ounce, an increase of 21.4%

“Royal Gold delivered another solid operating quarter.  Strong cash flow allowed us to strengthen the balance sheet further and we remain well positioned with approximately $1 billion of liquidity available for new business opportunities,” commented Tony Jensen, President and CEO.  “We saw positive developments in our portfolio during the quarter with good progress at the Khoemacau project, and solid operating results at both Mount Milligan and Rainy River.  We are pleased to see that Mount Milligan water levels have improved and that the mill is expected to have sufficient water to maintain full production throughout the winter.”

“During the first quarter we also completed our succession planning efforts and appointed a new generation of senior leaders from within the existing ranks of the management team, which is a testament to the depth of expertise within the Company.  I am looking forward to this new generation of leaders delivering on the growth and strategic objectives that they helped formulate.”

[1]

Gold Equivalent Ounces (“GEOs”) are calculated as revenue divided by the average gold price for the same period.  GEOs, net of stream payments, were 67,000 in the first quarter, compared to 68,800 in the prior year first quarter.

Recent Developments

Senior Leadership Appointments

Several key leadership positions were announced during and subsequent to the end of the first quarter as a result of ongoing management succession planning.  The Board of Directors selected Bill Heissenbuttel as the new President and CEO and a member of the  Board of Directors, effective upon the retirement of Tony Jensen from the Company on January 2, 2020.  Mark Isto was promoted to the position of Executive Vice President and Chief Operating Officer, and Paul Libner will assume the Chief Financial Officer and Treasurer role, both effective January 2, 2020.  Bruce Kirchhoff, Vice President, General Counsel and Corporate Secretary will retire from the Company effective January 2, 2020, and Randy Shefman will assume the role of Vice President and General Counsel on the same date.

Khoemacau Project

Khoemacau Copper Mining (Pty.) Limited (“KCM”) continued to make good progress at the Khoemacau Project (“Khoemacau”) in Botswana. According to KCM, the project reached approximately 11% of construction completion at the end of the first quarter with 67% of the capital committed.  Work at site has been focused primarily on excavation of the South, Central and North boxcuts to provide access to the Zone 5 orebody, with handover of the first boxcut to the underground mining contractor targeted for the end of calendar 2019.  Additional construction is underway on surface infrastructure at Zone 5 and the access and infrastructure corridor between Zone 5 and the Boseto mill, while work on refurbishment of the Boseto plant is scheduled to commence shortly.

Subsequent to the end of the first quarter on November 5, Royal Gold made the first advance payment of $65.8 million under the Khoemacau stream agreement.  Royal Gold’s remaining commitment ranges from $146.2 million for the base stream of 80% of payable silver up to $199.2 million should KCM elect to increase the stream from 80% to 100% of payable silver.  Further payments are subject to certain conditions and are scheduled to be made on a quarterly basis using an agreed formula and certification process as project spending progresses.  The project cost remains on budget according to KCM’s forecast and KCM expects the first shipment of concentrate by mid-2021.

Mount Milligan

Centerra Gold Inc. (“Centerra”) reported that favorable rainfall combined with access to surface water during the year from Philip Lake 1 and Rainbow Creek resulted in more than twice the amount of stored water volume than last year at this time.  In addition, Centerra reported success in its groundwater exploration program, and subject to the receipt of permits, expects to bring new groundwater sources on line in December.  With these improvements and prudent water management, Centerra currently expects that Mount Milligan should not need to slow production in the first calendar quarter of 2020 to conserve water, as was required in the two prior years.

Centerra also reported that it continues to work on life-of-mine water sources with relevant stakeholders, and formal applications and government review are expected to commence later in calendar 2019.

Subsequent to the end of the first quarter on October 30, Centerra reported that issues identified with decreasing long-term gold recoveries and increased costs in the short to medium-term led it to record an impairment charge against the carrying value of the Mount Milligan mine using a financial analysis under applicable accounting standards, and that it has begun a comprehensive technical review of the operation with the objective of publishing an updated 43-101 technical report in the coming months.  According to Centerra, the updated 43-101 report will include studies to optimize the economics of the mine as well as incorporate results of exploration drilling through 2019.  While Centerra acknowledged that the extent of any changes in reserves and resources cannot be precisely determined until all relevant studies and modeling have been completed, it expects that the mineral reserves and resources at Mount Milligan will be materially reduced.  It is unclear at this point what impact, if any, the results of this work will have on the value of Royal Gold’s interests in the Mount Milligan operation.  As of September 30, 2019, Royal Gold’s depletion rate of its interest at Mount Milligan was only $402 per ounce of gold and $0.81 per pound of copper production.

Peñasquito

Production at Peñasquito was impacted during the first quarter due to the suspension of operations on September 14 resulting from an illegal blockade of the mine by a trucking contractor and some members of the Cedros community and was related to the same dispute that resulted in a suspension of operations from April 29, 2019 through June 17, 2019.  Newmont Goldcorp reported that this most recent blockade impacted Peñasquito’s production during the first quarter by approximately 11,000 gold ounces, 1.7 million silver ounces, 13.7 million pounds of lead and 22.8 million pounds of zinc, and is expected to impact Newmont Goldcorp’s full-year results for the operation.

Subsequent to the end of the first quarter, Newmont Goldcorp reported that the blockade was lifted on October 8 and concentrate shipments resumed immediately.  The site has now returned to full operation after a 10-day restart process, which commenced on October 22, 2019.

Andacollo

Subsequent to the end of the first quarter on October 13, 2019, Teck reported the Teck Carmen de Andacollo Workers Union gave notice that a strike would commence on October 14, 2019. On October 23, 2019, Teck confirmed that operations were suspended as of October 14, 2019, with the exception of essential activities required to maintain safety and the environment.  Negotiations with the union are ongoing.

We anticipate the impact of the strike to be reflected beginning with our March 2020 quarterly results as we generally receive gold deliveries from Andacollo within six months of concentrate shipment.

Rainy River

New Gold reported mill throughput for the first quarter averaged 24,500 tonnes per day, which is the first full quarter the mill has operated at the target range of 24,000 tonnes per day. Ore production during the first quarter included planned lower grade ore from Phase 2 as well as remaining higher-grade ore from Phase 1, as mining operations continued the transition from Phase 1 to Phase 2 of the mine plan. New Gold expects grades in the December 2019 quarter to decline and average between 0.8 and 1.0 grams per tonne as ore from Phase 1 is now mined out.  New Gold also reported that gold recovery averaged 91% for the first quarter in-line with the mine plan, and efforts continue to focus on achieving additional circuit optimizations as well as the commissioning of the gravity circuit, which could further improve recoveries.

New Gold reported that it continued to advance a comprehensive mine optimization study that includes a review of alternative open pit and underground mining scenarios, and it expects to release the results of this study by no later than mid-February 2020.

Relocation of RGLD Gold AG Corporate Office

Subsequent to the end of the first quarter in October of 2019, RGLD Gold AG, decided to relocate its corporate office in Switzerland from the Canton of Zug to the Canton of Lucerne.  As a result of the corporate relocation, RGLD Gold AG anticipates an additional step-up in the basis of tax assets during the three months ending December 31, 2019, which may result in additional tax benefits.

First Quarter 2020 Overview

First quarter revenue was $118.8 million compared to $100.0 million in the prior year quarter, with first quarter stream revenue totaling $87.0 million and royalty revenue totaling $31.8 million.  The increase in total revenue for the first quarter compared to the prior year quarter resulted primarily from an increase in stream revenue and an increase in average gold and silver prices.  The increase in stream revenue was primarily attributable to an increase in gold and copper sales at Mount Milligan.  This increase was partially offset by lower gold sales at Andacollo due to timing of deliveries.

First quarter cost of sales was approximately $20.1 million, compared to $16.5 million in the prior year quarter.  The increase was primarily due to increased gold and copper sales from Mount Milligan.  Cost of sales, which excludes depreciation, depletion and amortization, is specific to the Company’s stream agreements and is the result of the purchase of gold, silver and copper for a cash payment.

General and administrative expenses decreased to $7.4 million in the first quarter from $9.9 million during the prior year quarter.  The decrease during the first quarter was primarily due to lower legal costs resulting from settlement of the Voisey’s Bay royalty calculation dispute, which was settled in the prior year quarter.

Depreciation, depletion and amortization decreased to $38.7 million from $42.6 million for the prior year quarter.  The decrease was primarily attributable to a decrease in gold sales at Andacollo when compared to the prior year quarter.

Interest and other expense decreased to $2.8 million in the first quarter from $7.9 million for the prior year quarter.  The decrease was primarily attributable to lower interest expense as a result of a decrease in average debt amounts outstanding when compared to the prior period.

The Company recognized a first quarter income tax benefit of $23.5 million, compared to income tax expense of $4.1 million during the prior year quarter, which resulted in an effective tax rate for the first quarter of (51.9%) compared to 25.6% for the prior year quarter.  The decrease in the effective tax rate was primarily attributable to discrete tax benefits related to the remeasurement of certain deferred tax assets held by the Company’s Swiss subsidiary, RGLD Gold AG, and a net step-up in the basis of tax assets, resulting from the enactment of the Federal Act on Tax Reform and AHV Financing (the “TRAF”) in Switzerland during the first quarter.

As of September 30, 2019, the Company had current assets of $164.2 million compared to current liabilities of $32.4 million, resulting in working capital of $131.8 million.  This compares to current assets of $154.7 million and current liabilities of $33.6 million at June 30, 2019, resulting in working capital of $121.1 million.

Net cash provided by operating activities totaled $71.2 million for the first quarter, compared to $44.6 million for the prior year quarter.  The increase is primarily due to an increase in proceeds received from the stream interests, net of cost of sales, of approximately $14.7 million and lower income taxes paid of $10.6 million over the prior fiscal quarter.

During the first quarter, liquidity needs were met from net cash provided by operating activities and available cash resources.  During the three months ended September 30, 2019, the Company repaid $50 million of the outstanding borrowings under the revolving credit facility.  As of September 30, 2019, the Company had $170 million outstanding and $830 million available under its revolving credit facility.  Working capital, combined with the Company’s undrawn revolving credit facility, resulted in approximately $1.0 billion of total liquidity at September 30, 2019.

Property Highlights

A summary of first quarter and historical production reported by operators of the Company’s principal stream and royalty properties can be found on Tables 1 and 2.  Calendar year 2019 operator production estimates for these properties compared to actual production at those properties through September 30, 2019 can be found on Table 3.  Results of the streaming business for the first quarter, compared to the prior year quarter, can be found on Table 4.  Highlights at certain of the Company’s principal producing and development properties during the first quarter, compared to the prior year quarter, are detailed in the Quarterly Report on Form 10-Q.

CORPORATE PROFILE

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests.  As of September 30, 2019, the Company owns interests on 187 properties on five continents, including interests on 41 producing mines and 16 development stage projects.  Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:

Alistair Baker

Director, Business Development

(720) 554-6995

Note:  Management’s conference call reviewing the first quarter results will be held on Thursday, November 7, 2019, at noon Eastern Time (10:00 a.m. Mountain Time).  The call will be webcast and archived on the Company’s website for a limited time.

First Quarter Earnings Call Information:

Dial-In Numbers:	855-209-8260 (U.S.); toll free
855-669-9657 (Canada); toll free
412-542-4106 (International)
Conference Title:	Royal Gold
Webcast URL:	www.royalgold.com under Investors, Events & Presentations

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements about solid quarterly results, strong cash flow, strengthening balance sheet and liquidity for new business opportunities and positive portfolio developments, including progress at the Khoemacau Project, operating results at Mount Milligan and Rainy River, sufficiency of water to maintain production levels at Mount Milligan; succession planning, appointment of new senior leaders effective January 2, 2020, depth of expertise and delivering on growth and strategy objectives; progress of construction, capital committed, forecasted budget and estimated timeframe for first shipment of concentrate at Khoemacau, and size of and conditions to the Company’s remaining commitment under the Khoemacau stream agreement; available water sources, success in groundwater exploration, expectations for production during the first calendar quarter of 2020, and progress of work on life-of-mine water sources, decreasing long-term recoveries and increasing short to medium-term costs and expected results of updated 43-101 technical report at Mount Milligan; impact of updated Mount Milligan 43-101 technical report on the Company’s interests; dispute, blockade, suspension and resumption of concentrate sales and operations at Peñasquito; strike, suspension of operations and ongoing negotiations at Andacollo, and anticipated impact of suspension to the Company; throughput, ore production, declining grade, recoveries, circuit optimization, commissioning of gravity circuit and mine optimization at Rainy River; the Peak Gold Project, including efforts to identify options with respect to the Company’s interests; and potential tax benefits associated with RGLD Gold AG relocation to Canton of Lucerne.  Net gold and metal reserves attributable to Royal Gold’s stream, royalty and other interests are subject to certain assumptions and, like reserves, do not reflect actual ounces that will be produced.  Like any stream, royalty or similar interest on a non-producing or not-yet-in-development project, our interests on development projects are subject to certain risks, such as the ability of the operators to bring the projects into production and operate in accordance with their feasibility studies or other technical studies and mine plans, and the ability of Royal Gold to make accurate assumptions regarding valuation and timing and amount of payments.  In addition, many of our interests are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments.  Factors that could cause actual results to differ materially from projections include, among others:  precious metals, copper and nickel prices; performance of and production at the Company's stream and royalty properties; the ability of operators to finance project construction to completion and bring projects into production as expected, including development stage mining properties, mine and mill expansion projects and other development and construction projects; operators’ delays in securing or inability to secure or maintain necessary governmental permits; decisions and activities of the operators of the Company's stream and royalty properties; unanticipated grade, environmental, geological, seismic, metallurgical, processing, liquidity or other problems the operators of the Company’s stream and royalty properties may encounter; operators’ inability to access sufficient raw materials, water or power; changes in operators’ project parameters as plans continue to be refined; changes in estimates of reserves and mineralization by the operators of the Company’s stream and royalty properties; contests to the Company’s stream and royalty interests and title and other defects in the properties where the Company holds stream and royalty interests; errors or disputes in calculating stream deliveries and royalty payments, or deliveries or payments not made in accordance with stream and royalty agreements; economic and market conditions; changes in laws governing the Company and its stream and royalty interests or the operators of the properties subject to such interests, and other subsequent events; as well as other factors described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.

Statement Regarding Third-Party Information:  Certain information provided in this press release, including production estimates for all or portions of calendar 2019, has been provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission.  Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.

Information in this press release concerning the Khoemacau Project mine life, average annual payable copper and silver production, silver contribution to mine revenue, cost information and initial deliveries of silver under the streaming agreement was provided to the Company by Cupric Canyon Capital L.P., the privately-held owner and developer of Khoemacau.  Such information may not have been prepared in accordance with applicable laws, stock exchange rules or international standards governing preparation and public disclosure of technical data and information relating to mineral properties.  Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of this third-party information, and investors are cautioned not to rely upon this information.

TABLE 1

First Quarter Fiscal 2020

Revenue and Operators’ Reported Production for Principal Stream and Royalty Interests

(In thousands, except reported production in oz. and lbs.)

		Three Months Ended			Three Months Ended
		September 30, 2019			September 30, 2018
			Reported			Reported
Stream/Royalty	Metal(s)	Revenue	Production(1)		Revenue	Production(1)
Stream:
Mount Milligan		$30,497			$8,847
	Gold		16,600	oz.		5,500	oz.
	Copper		2.4	Mlbs.		837,100	lbs.
Pueblo Viejo		$21,618			$19,486
	Gold		9,500	oz.		9,200	oz.
	Silver		475,600	oz.		540,200	oz.
Andacollo	Gold	$20,604	14,000	oz.	$27,743	22,700	oz.
Rainy River		$7,166			$5,900
	Gold		4,600	oz.		4,500	oz.
	Silver		34,500	oz.		31,500	oz.
Wassa	Gold	$5,319	3,600	oz.	$5,325	4,300	oz.
Other(2)	Gold	$1,777	1,200	oz.	$2,736	2,200	oz.
Total stream revenue		$86,981			$70,037

Royalty:
Peñasquito		$4,420			$3,637
	Gold		35,500	oz.		50,300	oz.
	Silver		4.6	Moz.		4.2	Moz.
	Lead		29.7	Mlbs.		29.9	Mlbs.
	Zinc		107.1	Mlbs.		64.2	Mlbs.
Cortez	Gold	$4,417	35,100	oz.	$603	7,000	oz.
Other(2)	Various	$22,956	N/A		$25,715	N/A
Total royalty revenue		$31,793			$29,955
Total revenue		$118,774			$99,992

TABLE 2

Operators’ Historical Production

				Reported Production For The Quarter Ended[1]
Property	Operator	Stream/Royalty	Metal(s)	Sep. 30, 2019		Jun. 30, 2019		Mar. 31, 2019		Dec. 31, 2018		Sep. 30, 2018
Stream:
Mount Milligan	Centerra	35% of payable gold	Gold	16,600	oz.	23,100	oz.	15,200	oz.	17,700	oz.	5,500	oz.
		18.75% of payable copper	Copper	2.4	Mlbs.	2.5	Mlbs.	2.6	Mlbs.	2.4	Mlbs.	.8	Mlbs.
Pueblo Viejo	Barrick (60%)	7.5% of gold produced up to 990,000 ounces; 3.75% thereafter	Gold	9,500	oz.	12,400	oz.	10,400	oz.	8,900	oz.	9,200	oz.
		75% of payable silver up to 50 million ounces; 37.5% thereafter(3)	Silver	475,600	oz.	553,000	oz.	469,000	oz.	509,500	oz.	540,200	oz.
Andacollo	Teck	100% of gold produced	Gold	14,000	oz.	14,100	oz.	12,000	oz.	6,200	oz.	22,700	oz.
Rainy River	New Gold	6.50% of gold produced up to 230,000 ounces; 3.25% thereafter	Gold	4,600	oz.	3,500	oz.	5,000	oz.	2,900	oz.	4,500	oz.
		60% of payable silver up to 3.1 million ounces; 30% thereafter	Silver	34,500	oz.	36,400	oz.	40,900	oz.	36,000	oz.	31,500	oz.
Wassa	Golden Star	10.5% of gold produced up to 240,000 ounces; 5.5% thereafter(4)	Gold	3,600	oz.	3,500	oz.	4,400	oz.	5,300	oz.	4,300	oz.

Royalty:
Peñasquito	Newmont Goldcorp	2.0% NSR
			Gold	35,500	oz.	17,800	oz.	37,300	oz.	53,400	oz.	50,300	oz.
			Silver	4.6	Moz.	2.3	Moz.	4.9	Moz.	5.0	Moz.	4.2	Moz.
			Lead	29.7	Mlbs.	17.0	Mlbs.	34.5	Mlbs.	36.1	Mlbs.	29.9	Mlbs.
			Zinc	107.1	Mlbs.	(3.9)	Mlbs.	72.8	Mlbs.	83.1	Mlbs.	64.2	Mlbs.
Cortez	Nevada Gold Mines	GSR1, GSR2, GSR3, NVR1, NVR1C	Gold	35,100	oz.	37,000	oz.	32,700	oz.	19,900	oz.	7,000	oz.

FOOTNOTES

Tables 1 and 2

[1]

Reported production for stream interests relates to the Company’s actual metal sales, and for royalty interests relates to the amount of metal sales that are subject to the Company’s royalty interests for the stated period as reported to the Company by operators of the properties.

[2]

Individually, no stream or royalty included within the “Other” category contributed greater than 5% of the Company’s total revenue for either period.  The “Other” category for streams is the Prestea gold stream.

[3]	The Pueblo Viejo silver stream is determined based on a fixed metallurgical recovery of 70% of silver in mill feed.
[4]	The 240,000 ounce threshold includes production from Golden Star’s Prestea mine.

TABLE 3

Calendar 2019 Operator’s Production Estimate vs Actual Production

	Calendar 2019 Operator’s Production			Calendar 2019 Operator’s Production
	Estimate(1)			Actual(2,3)
	Gold	Silver	Base Metals	Gold	Silver	Base Metals
Stream/Royalty	(oz.)	(oz.)	(lbs.)	(oz.)	(oz.)	(lbs.)
Stream:
Andacollo(4)	62,000			40,400
Mount Milligan(5)	155,000 - 175,000			137,100
Copper			65 - 75 million			53.1 million
Pueblo Viejo(6)	550,000 - 600,000	N/A		411,000	N/A
Rainy River(6)	245,000 - 270,000	245,000 - 270,000		202,700	214,200
Wassa(7)	150,000 - 160,000			114,800
Royalty:
Cortez GSR1	115,500			86,800
Cortez GSR2	70,200			17,900
Cortez GSR3	183,700			104,100
Cortez NVR1	156,900			90,900
Cortez NVR1C	2,000			600
Peñasquito(8)	165,000	25 million		71,000	9.2 million
Lead			180 million			63 million
Zinc			245 million			108 million

[1]

Production estimates received from the operators are for calendar 2019, unless otherwise noted in the footnotes to this table.  There can be no assurance that production estimates received from the operators will be achieved.  Please refer to the cautionary language regarding forward-looking statements and the statement regarding third party information contained in this press release, as well as the Risk Factors identified in Part I, Item 1A, of the Company’s Fiscal 2019 Form 10-K for information regarding factors that could affect actual results.

[2]	Actual production figures shown are from the operators and cover the period January 1, 2019 through September 30, 2019, unless otherwise noted in the footnotes to this table.
[3]

Actual production figures for Cortez are based on information provided to the Company by Nevada Gold Mines, and actual production figures for the other properties are the publicly reported figures of the operators of those properties.

[4]	The estimated and actual production figures shown for Andacollo are contained gold in concentrate.
[5]	The estimated and actual production figures shown for Mount Milligan are payable gold and copper in concentrate.
[6]

The estimated and actual production figures shown for Pueblo Viejo are payable gold in doré and represent Barrick’s 60% interest in gold produced from Pueblo Viejo.  The operator did not provide estimated or actual silver production.

[7]	The estimated and actual gold and silver production figures shown for Rainy River are produced gold and silver in doré.
[8]	The estimated and actual gold production figures shown for Wassa are payable gold in doré.
[9]

The estimated and actual gold and silver production figures shown for Peñasquito are payable gold and silver in concentrate and doré.  The estimated and actual lead and zinc production figures shown are payable lead and zinc in concentrate. The estimated production figures shown are for the period April 18, 2019 through December 31, 2019, while actual production figures shown are for the period April 18, 2019 through September 30, 2019, per the operator.

TABLE 4

Stream Summary

	Three Months Ended		Three Months Ended		As of	As of
	September 30, 2019		September 30, 2018		September 30, 2019	June 30, 2019
Gold Stream	Purchases (oz.)	Sales (oz.)	Purchases (oz.)	Sales (oz.)	Inventory (oz.)	Inventory (oz.)
Mount Milligan	14,000	16,600	12,600	5,500	4,500	7,100
Pueblo Viejo	10,500	9,500	8,900	9,200	10,500	9,500
Andacollo	9,700	14,000	15,300	22,700	100	4,300
Wassa	2,900	3,600	4,200	4,300	700	1,500
Rainy River	4,400	4,600	3,600	4,500	1,600	1,800
Other	1,400	1,200	2,300	2,200	600	400
Total	42,900	49,500	46,900	48,400	18,000	24,600

	Three Months Ended		Three Months Ended		As of	As of
	September 30, 2019		September 30, 2018		September 30, 2019	June 30, 2019
Silver Stream	Purchases (oz.)	Sales (oz.)	Purchases (oz.)	Sales (oz.)	Inventory (oz.)	Inventory (oz.)
Pueblo Viejo	462,500	475,600	509,500	540,200	462,500	475,600
Rainy River	49,400	34,500	35,200	31,500	51,400	36,500
Total	511,900	510,100	544,700	571,700	513,900	512,100

	Three Months Ended		Three Months Ended		As of	As of
	September 30, 2019		September 30, 2018		September 30, 2019	June 30, 2019
Copper Stream	Purchases (Mlbs.)	Sales (Mlbs.)	Purchases (Mlbs.)	Sales (Mlbs.)	Inventory (Mlbs.)	Inventory (Mlbs.)
Mount Milligan	2.4	2.4	1.6	0.8	0.8	0.8

ROYAL GOLD, INC.

Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	September 30, 2019	June 30, 2019
ASSETS
Cash and equivalents	$121,970	$119,475
Royalty receivables	26,635	20,733
Income tax receivable	3,698	2,702
Stream inventory	10,772	11,380
Prepaid expenses and other	1,135	389
Total current assets	164,210	154,679
Stream and royalty interests, net	2,305,018	2,339,316
Other assets	78,683	50,156
Total assets	$2,547,911	$2,544,151

LIABILITIES
Accounts payable	$3,496	$2,890
Dividends payable	17,380	17,372
Income tax payable	5,548	6,974
Other current liabilities	5,949	6,374
Total current liabilities	32,373	33,610
Debt	164,595	214,554
Deferred tax liabilities	88,184	88,961
Uncertain tax positions	38,322	36,573
Other long-term liabilities	2,109	—
Total liabilities	325,583	373,698
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	—	—
Common stock, $.01 par value, 200,000,000 shares authorized; and 65,495,787 and 65,440,492 shares outstanding, respectively	655	655
Additional paid-in capital	2,202,350	2,201,773
Accumulated losses	(12,676)	(65,747)
Total Royal Gold stockholders’ equity	2,190,329	2,136,681
Non-controlling interests	31,999	33,772
Total equity	2,222,328	2,170,453
Total liabilities and equity	$2,547,911	$2,544,151

ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited, in thousands except for per share data)

	Three Months Ended
	September 30,	September 30,
	2019	2018
Revenue	$118,774	$99,992

Costs and expenses
Cost of sales (excludes depletion, depreciation and amortization)	20,111	16,527
General and administrative	7,443	9,927
Production taxes	1,099	1,292
Exploration costs	2,626	4,362
Depreciation, depletion and amortization	38,714	42,551
Total costs and expenses	69,993	74,659

Operating income	48,781	25,333

Fair value changes in equity securities	(1,375)	(1,468)
Interest and other income	775	103
Interest and other expense	(2,834)	(7,877)
Income before income taxes	45,347	16,091

Income tax benefit (expense)	23,525	(4,115)
Net income	68,872	11,976
Net loss attributable to non-controlling interests	1,581	3,032
Net income attributable to Royal Gold common stockholders	$70,453	$15,008

Net income	$68,872	$11,976
Comprehensive income	68,872	11,976
Comprehensive loss attributable to non-controlling interests	1,581	3,032
Comprehensive income attributable to Royal Gold stockholders	$70,453	$15,008

Net income per share available to Royal Gold common stockholders:

Basic earnings per share	$1.07	$0.23
Basic weighted average shares outstanding	65,465,611	65,374,866
Diluted earnings per share	$1.07	$0.23
Diluted weighted average shares outstanding	65,615,926	65,497,159
Cash dividends declared per common share	$0.265	$0.25

ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended
	September 30,	September 30,
	2019	2018
Cash flows from operating activities:
Net income	$68,872	$11,976
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation, depletion and amortization	38,714	42,551
Amortization of debt discount and issuance costs	281	3,903
Non-cash employee stock compensation expense	2,101	2,444
Fair value changes in equity securities	1,375	1,468
Deferred tax benefit	(33,139)	(1,681)
Changes in assets and liabilities:
Royalty receivables	(5,902)	1,250
Stream inventory	608	(701)
Income tax receivable	(995)	(6,341)
Prepaid expenses and other assets	(3,197)	1,061
Accounts payable	517	(4,060)
Income tax payable	(1,426)	(10,241)
Uncertain tax positions	1,748	3,266
Other liabilities	1,682	(258)
Net cash provided by operating activities	$71,239	$44,637

Cash flows from investing activities:
Acquisition of stream and royalty interests	(4,362)	(3)
Other	4,858	(121)
Net cash provided by (used in) investing activities	$496	$(124)

Cash flows from financing activities:
Repayment of debt	(50,000)	—
Net payments from issuance of common stock	(2,423)	(1,972)
Common stock dividends	(17,373)	(16,376)
Other	556	2,163
Net cash used in financing activities	$(69,240)	$(16,185)
Net increase in cash and equivalents	2,495	28,328
Cash and equivalents at beginning of period	119,475	88,750
Cash and equivalents at end of period	$121,970	$117,078